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                                                                     EX-99.B8(b)

                             AMENDMENT NO. 1 TO THE
                          MUTUAL FUND CUSTODY AGREEMENT


     This Amendment is made this 1st day of July, 1996 to the Mutual Fund Custody Agreement between SBSF Funds, Inc. (d/b/a Key Mutual Funds) (the "Company"), on behalf of the various investment portfolios of the Company (each a "Fund" and, collectively, the "Funds"), and Key Trust Company of Ohio, N.A. (the "Custodian") dated as of November 3, 1995, (the "Agreement").

     WHEREAS, the Agreement provides for the Custodian to act as custodian for four funds of the Company; and

     WHEREAS, Paragraph 37 of the Agreement provides that the Agreement may be amended only by an instrument in writing signed by the party against which enforcement is sought;

     WHEREAS, the Company desires that the Custodian serve in such capacities with respect to two additional funds of the Company and the Custodian is willing to furnish such services;

     NOW, THEREFORE, the parties agree as follows:

     1. The Company hereby appoints and constitutes the Custodian as custodian for the additional funds referred to below, and the Custodian accepts such appointments and agrees to perform the duties set forth in the Agreement with respect to the additional portfolios which are as follows: Key Stock Index Fund and Key International Index Fund.

     2.   In all other respects the Agreement is confirmed.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their duly authorized Officers as of the day and year first above written.

                                          SBSF Funds, Inc.
                                          d/b/a Key Mutual Funds


                                          By:   /s/ Scott A. Englehart
                                          Name: Scott A. Englehart
                                          Title: Vice President



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Key Trust Company of Ohio, N.A.

By:    /s/ Kathryn L. Kaesberg
Name: Kathryn L. Kaesberg
Title:  Vice Presidnet

By:    /s/ Sharon A. Kiker
Name: Sharon A. Kiker
Title:  Assistant Vice President